BEFORE THE
               PUBLIC UTILITIES COMMISSION OF OHIO


In the Matter of the Application of     )
Monongahela Power Company               )
for Approval of Transition Plan,        )
Pursuant to 4928.31, Revised Code       )    Case No. 00-02-EL-ETP
and for the Opportunity to Receive      )
Transition Revenues as Authorized       )
Under 4928.31 to 4928.40,               )
Revised Code                            )


                 STIPULATION AND RECOMMENDATION


     Rule 4901-1-30, Ohio Administrative Code ("OAC"), provides that any two or more parties to a proceeding may enter into a written or oral stipulation covering the issues presented in such proceeding.  This document sets forth the understanding of the parties who have signed below (the "Signatory Parties" or

"Parties"), who recommend that the Public Utilities Commission of

Ohio ("Commission") approve and adopt, as part of its Opinion and

Order, this Stipulation and Recommendation resolving all of the issues in the above-captioned proceeding on the application of

Monongahela Power Company, dba Allegheny Power ("Monongahela

Power" or "the Company"), pursuant to Ohio Revised Code  4928.31 for approval of Monongahela Power's transition plan and for the opportunity to receive transition revenues as authorized by Ohio

Revised Code  4928.31 to 4928.40.  This Stipulation and

Recommendation is a product of lengthy, serious, arm's-length bargaining among the Signatory Parties (who are capable,

knowledgeable parties) with the participation of the Commission's

Staff, which negotiations were undertaken by the Signatory

Parties to settle this proceeding.  This Stipulation and



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Recommendation is supported by adequate data and information; as a package, benefits customers and the public interest; promotes early and effective competition and the development of a

competitive marketplace;  represents a just and reasonable

resolution of all issues in this proceeding; violates no

regulatory principle or practice; and complies with and promotes the policies and requirements of Ohio Rev. Code Chapter 4928.

While this Stipulation is not binding on the Commission, it is entitled to careful consideration by the Commission, where, as here, it is sponsored by parties representing a wide range of interests, including the Commission's Staff.<F1> For the purpose of resolving all issues raised by Monongahela Power's application and the parties' filings in this transition plan proceeding, the

Signatory Parties and each of them stipulate, agree, and

recommend as follows:



I.   PARTIES

     This Stipulation and Recommendation is entered into by and among Monongahela Power, its successors and assigns, and such other parties as are signatory hereto.  All of the parties fully support this Stipulation and urge the Commission to accept and approve it.  A party may become a Signatory Party to this

Stipulation and Recommendation after its filing by filing a

letter or memorandum with the Commission, so stating.



II.  GENERATION TRANSITION CHARGE

     Monongahela Power will not impose any generation transition charge ("GTC") on any switching customer.


<F1>Staff will be considered a party for purposes of entering into this Stipulation by virtue of O.A.C. Rule 4901-1-10(C).

III. OTHER STRANDED COSTS

     Monongahela Power shall not recover any of its other

stranded costs contained within its filing, except for regulatory assets and educational expenses hereinafter discussed.



IV.  FROZEN RATES AND MARKET DEVELOPMENT PERIOD

     For customers on the Company's Rate Schedule C with a demand greater than 300 kw, Rate Schedules CSH, D, K, P, and street lighting, the market development period shall be a three year period and end December 31, 2003.  For all customers on Company

Rate Schedule C with a demand of 300 kW and below and Rate

Schedules A and B, the market development period shall be five years in length and shall end on December 31, 2005.  For either

Schedule B customers and/or Schedule C customers having demands of 300 kW and below, the market development period can be

terminated at any time by the Company making a filing with the

Commission showing a 20% switching rate or effective competition.

The calculation of whether the 20% shopping level has been

satisfied will be measured based upon load for the year 2000 period.  For purposes of determining whether 20% of customers have shopped, only those customers who switch after January 1,

2001, will be counted.  Rates shall be frozen for the respective market development periods.  Whenever the Company's unbundled transmission rate changes during the market development period,

the unbundled distribution rate shall be recalculated such that,

after the rate adjustment, the sum of the new unbundled

transmission rate and the new unbundled distribution rate shall equal the sum of the unbundled transmission rate and the

unbundled distribution rate in effect immediately prior to the rate adjustment.  This adjustment will be made consistent with the methodology and rate determinants used by the Company for unbundling in its transition case, as approved by the Commission.

     Ohio Revised Code 4828.40(B)(2) provides that the market

development period shall not end earlier than December 31, 2005,

unless, upon application by the electric utility, the Commission authorizes an earlier termination date for one or more customer classes based upon a finding that there is a 20 percent switching rate of load by the customer class or that effective competition exists in the utility's certified territory.  By this

Stipulation, Monongahela Power, supported by the other Signatory

Parties, applies to the Commission for authorization of a market development period termination date for industrials and large commercial customers of December 31, 2003, based upon the

agreement to forego the recovery of transition costs beyond that date (see Ohio Revised Code 4928.38).



V.   RESIDENTIAL RATE DISCOUNT

     Monongahela Power shall provide the 5% residential

generation rate discount on the generation component, including

the RTC component during the market development period.   The

Company may account for the discount in any appropriate manner,

including but not limited to, accounting for the discount from year 2000 revenues.



VI.  REGULATORY ASSET TRANSITION CHARGE

     The Parties agree and recommend that a regulatory asset

transition charge ("RTC") for shopping customers be established at the rate of 0.8 mill/kwh ($0.0008) for the market development periods for the respective customers.  Accordingly, the RTC would end for industrial and large commercial customers at December 31,

2003, and would end for residential and small commercial

customers at December 31, 2005.  The accounting treatment for regulatory assets will be determined by the Company.

VII. TRANSFER OF ASSETS

     The Parties agree and recommend that the Company be

permitted and allowed to transfer its generation assets at book value on or after January 1, 2001, to an affiliate or other party without any further or additional PUCO review or action

necessary, including any review or action that may have been necessary relating to the transfer of transmission, distribution,

or ancillary service provided by such generating assets.  There will be no netting or adjustments to the RTC or other rates

related to any such transfer.



VIII. UNBUNDLING AND NON-DISCRIMINATORY DECLARATION

     All Parties agree that Monongahela Power Ohio retail

customers exercising customer choice, irrespective of their

supplier, shall receive service under the same transmission and distribution tariff.  Further, the Ohio transmission rate shall be based on the FERC-approved open access transmission tariff

("OATT") for the Company with transmission obtained from

Allegheny's control area at unbundled Ohio transmission rate based on the OATT or under provisions of a regional transmission entity, as applicable.

     Monongahela Power shall provide distribution service within their service territory on a basis which is just, reasonable, and not unduly discriminatory to retail customers or suppliers of electric energy, including suppliers of distributed generation.

The distribution services provided to each retail customers or supplier of electric energy shall be comparable in quality and price and subject to the same terms and conditions to those

services provided by Monongahela Power to any similarly situated retail customer, itself or any affiliate.

     Monongahela Power and/or its affiliates will provide

transmission service for the delivery of all power, including transmission of default service power and transmission of power for both affiliated and non-affiliated energy service providers,

only under its pro-forma transmission tariff.  Monongahela Power and/or its affiliates will comply with the OASIS and Standards of

Conduct requirements promulgated by FERC for the delivery of all power.

     It is agreed that the unbundled generation component

includes transmission and distribution losses.  All suppliers are to provide the T&D losses.

     Allegheny affiliates shall be permitted to compete

throughout the State of Ohio in providing services/products.

     The Parties agree that the unbundled tariffs attached hereto as Exhibit 1 should be approved by the Commission and filed by the Company as part of its implementation of the Transition Plan.



IX.  SHOPPING CREDITS

     The shopping credits during the market development period

shall equal the unbundled generation component of the rates less

0.8 mill/kwh as detailed on Exhibit 2.



X.   TAX ISSUES

     The Parties acknowledge that Monongahela Power and many

customers in Ohio are faced with higher taxes on the sale of electricity, including Monongahela Power customers, as a result of SB 3.  The Company agrees to proactively assist any of the other parties in this proceeding in seeking legislative changes from the Ohio Legislature so that the Monongahela Power and its customers do not pay increased taxes.

     The Parties agree that all additional taxes resulting from

SB 3 shall be deferred as a regulatory asset by Monongahela Power for up to two years from the date of incurrence, with carrying costs at 9%.  The Parties agree that if the Legislature has not lowered said taxes to Monongahela Power customers or otherwise resolved the issue within two years, such difference shall be addressed by the Commission through accounting procedures,

refunds or an annual surcharge or credit to customers, or through other appropriate means, to avoid placing the financial

responsibility for the difference upon the electric utility or its shareholders.



XI.  OPERATIONAL SUPPORT ISSUES

     The Parties agree to adopt the provisions of the Supplier

Services Tariff filed by Monongahela Power as part of its

Transition Plan filing.  To the extent that operational support issues are not resolved by this Stipulation or by Monongahela

Power's filed Supplier Services Tariff, the Parties agree that

Monongahela Power will adopt the result of the Commission's

generic operational support process except for the provisions listed below as Items A through J, which the Parties agree should be approved for Monongahela Power.  The Parties also recognize that the electric generation deregulation market is evolving and maturing and that while this Operational Support Issue agreement in this Stipulation is accepted and appropriate at this time, it may not be appropriate or acceptable in the future.  All parties reserve the right to seek changes to operational support

provisions in the future as the market evolves, but no party shall seek review on the provisions of Monongahela Power's

Supplier Services Tariff or the below issues during the market development periods, other than changes resulting from

Monongahela Power's involvement with an RTO as required under this Stipulation.  While no party shall seek Commission review on the below items during the market development period, this shall not prohibit any participation of a party in any Company-

initiated filing.


     A.   Meter Reading & Billing-Subject to Section XIII,
          Monongahela will continue to perform bi-monthly meter reading and billing for customers.

     B. Interval Meters-Monongahela's threshold for installing interval meters to be 300kW unless Monongahela Power determines a lower threshold is appropriate, in which case the Company agrees to make a filing to lower the threshold.

     C. Return to Standard Offer Rate-For any commercial and industrial customer that returns to the Standard Offer Rate or frozen rate of Monongahela Power during the market development periods, such commercial and industrial customers shall remain with Monongahela Power for a 12-month continuous period. The Parties agree that during the market development period residential customers that take generation services from the company during any part of May 16 through September 15 must remain a customer through April 15 of the following year before they switch to another supplier (minimum stay). Non-aggregated residential customers will be permitted to return two times to the default tariffs, before being required to choose a tariff with a minimum stay period. Following the market development period, Standard Offer service will be provided at market prices. The Company agrees to provide residential customers who are on a minimum stay requirement a 30 days notice prior to the end of the minimum stay period. The Company may be authorized by the Commission to offer a come and go rate, an exit fee, or other options for customers to switch from the Company before the end of the Company's minimum stay requirement, if any. These options are at the discretion of the Company.

     D. Energy Imbalances-Monongahela Power will determine supply and consumption imbalances, as described in its Suppliers Services Tariff filed in this proceeding.

     E.   Utility Consolidated Rate Ready Billing-Monongahela
          Power agrees to provide consolidated Rate Ready Billing on January 1, 2001.

     F.   Consolidated Utility Bill Ready Billing- Monongahela
          Power agrees to provide consolidated Bill Ready Billing on January 1, 2001.

     G. Supplier Consolidated Billing-Beginning July 1, 2001 for C & I customers with a maximum demand greater than 300kW and July 1, 2002 for remaining customers,

          Monongahela will permit Supplier Consolidated Billing, subject to operating constraints.

     H. Electronic Data Requirements-An electronic form of communication shall be exchanged between the Company and a certified supplier using electronic transmission methodologies compliant with the consensus plan for Electronic Data Exchange prepared by the OSPO Electronic Data Exchange Working Group.

     I. Task Force-Monongahela Power agrees to work with any Commission-sponsored task force established on technical and operational issues that impact the Company.

     J. Purchase of Receivables-Monongahela Power and suppliers are permitted to negotiate an agreement to have the billing party purchase the receivables of the other party.


XII. TRANSMISSION RTO MATTERS

      Monongahela Power (and its assigns and successors) shall

satisfy the requirements of FERC Order 2000 and comply with

Section 4928.12, Ohio Revised Code.  The Company further agrees that it will turn over operational control of its transmission facilities to a FERC-approved regional transmission organization

("RTO") by December 31, 2001.  The Company shall make all

necessary filings with FERC in sufficient time to permit its compliance with these commitments.  Notwithstanding the above commitments, Monongahela Power may, at its election, file an application seeking authority from the Commission to extend the date by which it is obligated hereunder to turn over operational control of its transmission facilities to a FERC-approved

regional transmission organization ("RTO").  In prosecuting such application before the Commission, Monongahela Power agrees that it shall be required to demonstrate that the requested extension is in the public interest, is consistent with the policy

objectives in Section 4928.02, Ohio Revised Code, and is made necessary by reasons beyond Monongahela Power's reasonable

control.

     The Company agrees that it shall participate in reciprocity discussions with regard to interregional transmission

transactions in order to try to eliminate or reduce any

transmission rate pancaking in Ohio.  The Company also agrees it will participate with FERC in this effort.  Further, Monongahela

Power agrees to participate in any FERC proceeding filed by an

RTO located in Ohio or by an Ohio utility with regard to

addressing reciprocity and interface/seam issues.  Monongahela

Power also agrees to participate in any PUCO proceedings or

collaborations that address intrastate/seam issues.  Monongahela

Power recognizes that resolution of these issues is critical to a fully functioning retail market in Ohio and will endeavor to propose and resolve issues as promptly as possible.

     Monongahela Power shall file with the appropriate regulatory authority or authorities for a determination of which of its facilities are transmission facilities or which are distribution in accordance with the seven (7) factor test set forth in FERC

Order No. 888, 61 Fed. Reg. 21,540, 21,620 (1996), or any

applicable successor test.  The filing shall take place no later than March 31, 2001.  Monongahela Power will confer with the PUCO regarding its seven (7) factor test prior to filing it, and will convene a meeting to discuss the filing with other interested parties that request such a meeting.



XIII. METERING AND BILLING

     Monongahela Power hereby agrees that it shall permit others to provide metering and/or billing in its service territory prior to the Commission's investigation on or before 2003 as provided in SB 3.  Monongahela Power agrees that others may provide

metering and/or billing for commercial and industrial customers over 300kW load beginning on July 1, 2001.  All other customers may begin on July 1, 2002, subject to operating constraints.  The metering and billing credits to customers shall be based on the cost schedule attached hereto as Exhibit 3, for which the Parties request Commission approval. For those customers not electing metering and billing from another party and currently receiving bi-monthly meter reading and billing from the Company, the

Company shall continue its bi-monthly meter reading and billing.



XIV. CONSUMER EDUCATION

     The Parties recognize and acknowledge that the available

dollars for consumer education in the Monongahela Power service territory are limited due to the small size of that territory and relatively small number of customers.  Accordingly, the Parties hereby agree that the Company shall contract with Dollar Energy

Fund to administer a territory-specific community outreach

program.  This community outreach program shall endeavor to

educate all customer classes.  The Parties agree that the

educational costs, both for the statewide and local efforts,

estimated to be $330,000 over the market development period, are to be deferred as a regulatory asset at the rate of 9%.  Company reserves the right to seek recovery through an appropriate rate proceeding.

     Pursuant to the Commission's Rules, Monongahela Power will form a service territory-specific advisory group (local education group) which will have input on the goals and messages of the service territory-specific customer education plan and ensure that the plan is consistent with the overall theme of the

statewide plan.  The service territory-specific advisory group will be comprised of members representing customer class

diversity, comparable to the members of the statewide advisory group.



XV.  UNIVERSAL SERVICE/LOW INCOME

     The current Monongahela Power PIPP tariff rate rider shall be the rate for the Universal Service Fund Rider until such time as a different rate is proposed by the Ohio Department of

Development and approved by the Commission.  The Universal

Service Fund Rider and Energy Efficiency Fund Rider will be that proposed by the Ohio Department of Development and approved by the Commission.



XVI. ACCOUNTING

     The Parties agree that the Company needs no further approval for accounting treatment to implement this Stipulation and

Transition Plan.  The Parties agree that as part of an Order in this case the Commission should, to the extent necessary, grant the necessary accounting authority for Monongahela Power's

regulatory books and records to allow the provisions of this settlement to be implemented.  The two new regulatory assets of increased taxes and educational expenses have been separately identified and the Parties have had an opportunity for hearing in this proceeding.  Regulatory assets created or covered pursuant to this Stipulation are in compliance with any other necessary requirements.



XVII.          TRANSITION PLAN

     The Parties agree and recommend that the Monongahela Power

Transition Plan, as filed and modified herein, should be approved by the Commission.  The Parties recommend that the Commission make all necessary findings to approve the Transition Plan.



XVIII.         OTHER CONDITIONS

     Monongahela Power shall seek no waiver of the PUCO rules

respecting Code of Conduct without providing notice to the

Parties to this Stipulation as to the specific waiver sought and the grounds therefor, and shall adhere to the Code of Conduct

Rules.

     In arms-length bargaining, the parties have negotiated terms and conditions that are embodied in this Stipulation and

Recommendation.  This agreement resolves a variety of difficult,

complicated issues that would otherwise be resolved only through expensive, complex, protracted litigation, which would have the effect of slowing the development of a competitive marketplace.

This Stipulation and Recommendation contains the entire agreement among the Signatory Parties, and embodies a complete settlement of all claims, defenses, issues, and objections in this preceding period.  Any objections to Monongahela Power's transition plan or motions filed by the Signatory Parties that are inconsistent with this Stipulation shall be deemed withdrawn upon approval by the

Commission of this Stipulation and Recommendation.  The Signatory

Parties agree that the transition costs and resulting transition charges and other unbundled components of the Tariff schedules recommended by this Stipulation and Recommendation are supported by the record in this case, and are just and reasonable under

Ohio Rev. Code Chapters 4909 and 4928 including but not limited to  4928.34, 4928.39 and 4928.40.  The Signatory Parties agree that this Stipulation and Recommendation is in the best interests of the public and of all parties, and urge the Commission to adopt it.

     This Stipulation and Recommendation is submitted for

purposes of this case and should not be understood to reflect the positions which the Signatory Parties would have taken if all of the issues in the proceeding had been litigated.  As with most stipulations reviewed by the Commission, the willingness of the

Signatory Parties to sponsor this document jointly is predicated on the reasonableness of the Stipulation and Recommendation taken as a whole.

     This Stipulation and Recommendation is not to be relied upon in any other proceedings, except as necessary to enforce the terms of this Stipulation and Recommendation.  The parties agree that if the Commission rejects all or any part of this

Stipulation, or otherwise materially modifies its terms, any adversely affected party shall have the right within thirty (30)

business days of the Commission's order, either to file an

application for rehearing or to withdraw from the Stipulation by filing a notice with the Commission.  The Signatory Parties agree to, and intend to support the reasonableness of, this Stipulation and Recommendation before the Commission and in any appeal from the Commission's adoption or enforcement of this Stipulation and

Recommendation.  If not fully adopted by the Commission or if rejected by the Supreme Court of Ohio, the Stipulation and

Recommendation shall not prejudice any of the positions taken by any party on any issue before the Commission in any other

proceeding and shall not be admissible evidence in this or any other proceeding.

     In the event this Stipulation and Recommendation is rejected in whole or in part by the Commission or an appellate court, the

Signatory Parties recommend that the Transition Plan recommended by this Stipulation and Recommendation be approved as Monongahela

Power's Interim Plan.

     IN WITNESS WHEREOF, the undersigned parties agree to this

Stipulation and Recommendation as of this ____ day of June, 2000.

The undersigned parties respectfully request the Commission to issue its Opinion and Order approving and adopting this

Stipulation.

MONONGAHELA POWER COMPANY          OHIO PARTNERS FOR AFFORDABLE
ENERGY



By_______________________          By___________________________


THE STAFF OF THE PUBLIC
UTILITIES COMMISSION OF OHIO       STRATEGIC ENERGY, L.L.C.



By____________________________     By____________________________



OHIO CONSUMERS' COUNSEL            EXELON ENERGY


By____________________________     By____________________________



INDUSTRIAL ENERGY USERS-OHIO       PP&L ENERGY PLUS CO., LLC


By____________________________     By____________________________



THE OHIO MANUFACTURERS'            OHIO MARKETER'S COALITION
ASSOCIATION


By____________________________     By____________________________



OHIO COUNCIL OF RETAIL             COLUMBIA ENERGY SERVICES CORP.
MERCHANTS                          and COLUMBIA ENERGY POWER
                                   MARKETIING CORP.


By____________________________     By____________________________

AMERICAN MUNICIPA: POWER-OHIO      KROGER COMPANY


By____________________________     By_____________________________

OHIO RURAL ELECTRIC COOPS and      NATIONAL ENERGY MARKETERS
BUCKEYE POWER                      ASSOCIATION



By____________________________      By______________________________



OHIO ENVIRONMENTAL COUNCIL         CORPORATION FOR OHIO
                                   APPALACHIAN DEVELOPMENT



By____________________________     By_______________________________



OHIO DEPARTMENT OF                 MIDATLANTIC SUPPLY
DEVELOPMENT                        ASSOCIATION



By____________________________     By_______________________________